Exhibit 5.3
[Bailey Cavalieri LLC Letterhead]
February 8, 2007
Precision Strip, Inc.
Precision Strip Transport, Inc.
86 South Ohio Street
Minster, OH 45865-0104
Ladies and Gentlemen:
     We have acted as special counsel to Precision Strip, Inc., an Ohio corporation, and Precision Strip Transport, Inc., an Ohio corporation (individually, a “Company” and collectively, the “Companies”), in connection with (i) their execution of the Indenture dated as of November 20, 2006 (the “Indenture”) among Reliance Steel & Aluminum Co. (“Reliance”), the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association, as trustee, in connection with Reliance’s offer (the “Exchange Offer”) to exchange $350,000,000 aggregate principal amount of its new 6.200% Senior Notes due 2016 and $250,000,000 aggregate principal amount of its new 6.850% Senior Notes due 2036 (collectively, the “New Notes”) for any and all of its currently outstanding 6.200% Senior Notes due 2016 and 6.850% Senior Notes due 2036 (collectively, the “Old Notes”), pursuant to a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on the date hereof; and (ii) the guarantee of the Notes and the obligations of Reliance under the Indenture and the Notes as set forth in the Indenture (the “Guarantee”). Capitalized terms used herein that are not otherwise defined herein, shall have the meaning given to them in the Indenture.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, as we have deemed necessary or advisable for the purpose of rendering this opinion, including the following:
(i)	the Indenture;

(ii)	a Certificate of Good Standing with respect to each Company issued by the Secretary of State of Ohio and dated as of January 17, 2007;

(iii)	the Articles of Incorporation, as amended to date, of each Company certified by the Secretary of State of Ohio, and/or certified to us in the Secretary’s Certificate (as hereinafter defined) as being complete and in full force and effect as of the date thereof;

Precision Strip, Inc.
Precision Strip Transport, Inc.

February 8, 2007
(iv)	a copy of the Code of Regulations, as amended to date, of each Company, certified to us in the Secretary’s Certificate as being complete and in full force and effect as of the date hereof;

(v)	a copy of the resolutions of the board of directors of each Company with respect to the transactions referred to therein, certified to us in the Secretary’s Certificate as being complete and in full force and effect as of the date thereof; and

(vi)	a Certificate of Secretary, dated as of November 20, 2006 and updated as of January 17, 2007, executed by the Secretary of each Company, as to certain factual matters (the “Secretary’s Certificate”).
     In connection with our opinion expressed herein, we have assumed, without an independent investigation or verification, the following with your consent:
(a)	the conformity of originals of all documents submitted to us as certified or photostatic copies;

(b)	the authenticity of all signatures on all documents;

(c)	the due completion, execution and acknowledgement as indicated thereon and delivery of the Indenture by all parties, other than the Companies;

(d)	that each party to the Indenture, other than the Companies, has all necessary power and authority to enter into, execute and perform the Indenture;

(e)	that the execution, delivery and performance of the Indenture by each party thereto, other than the Companies, have been dully authorized by all necessary action;

(f)	that the Indenture constitutes the legal, valid and binding obligation of each party thereto, other than the Companies, and is enforceable against each such party in accordance with its terms;

(g)	that the execution of the Indenture and the Guarantee by the Companies is supported by adequate consideration consistent with and sufficient for the purpose of the Guarantee;

(h)	that upon due execution, authentication and delivery of the New Notes, the New Notes will constitute the legal, valid and binding obligation of each of the parties thereto and will be enforceable against each such party in accordance with its terms,

Precision Strip, Inc.
Precision Strip Transport, Inc.

February 8, 2007
(i)	that the laws of any jurisdiction other than the State of Ohio which may govern the Indenture or the Notes are not inconsistent with the laws of the State of Ohio in any matter material to this opinion;

(j)	that all of the terms, provisions and conditions of, or relating to, the transactions contemplated by the Indenture are correctly and completely embodied in the Indenture; and

(k)	the negotiation, execution, delivery and performance of the Indenture and the Notes have been and will be free from any fraud, misrepresentation, duress or criminal activity on the part of any party.
     Upon the basis of the foregoing and the further qualifications set forth below, we are of the opinion that:
1.	The Indenture and the Guarantee set forth therein have been duly authorized by all necessary corporate action of each respective Company.

2.	The Indenture and the Guarantee set forth therein constitute a legal, valid and binding obligation of each Company enforceable against each respective Company in accordance with its terms.
     The opinions expressed herein are subject to the following additional qualifications.
     Our opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.
     We are members of the Bar of the State of Ohio, and the foregoing opinion is limited to the laws of the State of Ohio in effect on the date hereof, and we express no opinion as to the laws of any other jurisdiction.
     We express no opinion as to the enforceability of rights, provisions or interests to the extent, if any, dependent upon the enforceability of (a) waivers of rights or defenses of debtors or others which may not be waived or which may be waived only under certain circumstances under applicable law; (b) any provision for the award of attorneys’ fees or court costs to an opposing party; (c) provisions which purport to choose the governing law, venue and jurisdiction; (d) provisions which purport to waive the right to a jury trial; (e) powers of attorney; (f) provisions, if any, that are ambiguous or inconsistent within the Indenture; or (g) the Indenture against any party that does not execute the Indenture.
     The following rights and remedies provided for in the Indenture may also be affected or rendered unenforceable by Ohio law governing the same: (a) provisions for payment or

Precision Strip, Inc.
Precision Strip Transport, Inc.

February 8, 2007
repayment of charges, late charges and expenses, to the extent the same are determined to be a penalty, may not be enforceable; (b) any periods of notice (or lack thereof) to the Companies prior to the other parties exercising certain rights and remedies may not satisfy any standard for reasonableness in effect at the time of such action; and (c) public policy considerations may limit the rights of the other parties to indemnification against actions taken by such other parties under the Indenture in violation of applicable law or public policy.
     We express no opinion regarding the necessity of any party, other than the Companies, to qualify to do business in Ohio or the impact the same (or the failure of such qualification) may have on the ability to use Ohio’s courts to enforce the Indenture.
     The opinion expressed herein is furnished for your benefit in connection with the Indenture and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. Except as expressly provided in the previous sentence, the opinion expressed herein may not be relied upon, assigned, quoted or otherwise used in any manner or for any purpose by any other person or entity, without our specific prior written consent.
     This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinion contained herein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption “Validity of New Notes” in the Prospectus contained in such Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

BAILEY CAVALIERI LLC

By:	/s/ James G. Ryan

James G. Ryan, a member of the firm